Exhibit 10.2

NOTE CONVERSION AND LOCK-UP AGREEMENT

This Note Conversion and Lock Up Agreement (this “Agreement”) is made and entered into as of July 9, 2006, by and among Satellite Security Corporation, a Nevada corporation formerly known as Celtron International, Inc. (“Satellite”) and The Aston Organization, Ltd., a Delaware Company also known as Aston International (“Aston”), and Zirk Engelbrecht, an Individual (“Engelbrecht”), with respect to the following facts:

A. Satellite, as borrower, and Aston and Engelbrecht, as lender, are parties to that certain Convertible Promissory Note Agreement dated as of February 16, 2006 (the “Note”).

B. Aston and Engelbrecht were to loan to Satellite up to $2 million with all amounts due and payable on December 31, 2006, and have made cash advances to Satellite under the terms of the Note.

C. Aston and Engelbrecht have the right, but not the obligation, to convert the amount outstanding under the Note into shares of Satellite Common Stock at a conversion price of $.20 per share; however, the current market price for Satellite’s Common Stock based on recent trading activity on the OTC Bulletin Board is $.11 per share.

D. Aston has previously converted $96,000 of the outstanding note in exchange for 480,000 shares of the company’s stock to be issued. Certificates 760 and 761 were issued for 300,000 and 180,000 shares respectively on May 11, 2006 at the request of Engelbrecht.

E. Aston and Engelbrecht are willing to convert all amounts outstanding under the Note into shares of Satellite’s Common Stock, and Satellite is willing to issue the shares of its Common Stock and to terminate the Note, all on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Note Conversion

Section 1.1 Conversion of Outstanding Amounts. The parties each acknowledge and agree that the amount of outstanding principal, accrued and unpaid interest and all other amounts due under the Note as of the date of this Agreement equal $1,035,200. Aston and Engelbrecht hereby agree to convert all amounts outstanding under the Note into exchange for 9,410,909 shares of Satellite’s Common Stock (the “Shares”), and Satellite hereby agrees to issue a certificate for the Shares to Aston on the terms and conditions contained herein.

Section 1.2 Deliverables. Aston and Engelbrecht shall cause the original Note to be delivered to Satellite marked “Paid in Full”. Satellite will cause its transfer agent to issue the certificate for the Shares to be issued in the name of, and be delivered to, Aston.

Section 1.3 Termination of Note. Upon the execution of this Agreement, the Note is terminated in full, and neither party shall have any further obligation to the other arising out of the Note.

ARTICLE II

Lock Up

Section 2.1 Transfer Restrictions. Each of Aston and Engelbrecht hereby covenants and agrees not to, directly or indirectly, sell, offer, contract to sell, pledge, transfer the economic risk of ownership, enter into any contract for, or make any short sale, pledge, hypothecation or otherwise transfer, any of the Shares without Satellites’ prior written consent. Notwithstanding the forgoing, Aston and Engelbrecht are permitted to dispose of shares in accordance with applicable securities laws and the following schedule (the “Lock-up Period”):

Upon the date of this Agreement	40% of the Shares
12 months after the date of this Agreement	100% of the Shares

Section 2.2 Exempt Transactions. Notwithstanding the restrictions set forth in Section 2.1, Aston or Engelbrecht may dispose of all or any portion of the Shares to each other, and each may dispose of all or any portion of the Shares: (i) to his or her spouse (or former spouse in connection with any marital separation, asset allocation agreement or qualified domestic relations order) or parents, siblings, children or grandchildren (by blood, marriage or adoption) (“Qualified Relatives”), to a trust established for the benefit of such shareholder or his or her Qualified Relatives, to an entity owned, directly or indirectly, by such a trust or to a beneficiary of his or her will through a disposition under such will; (ii) if the shareholder is a partnership, to its partners; (iii) to a holding company wholly-owned by the shareholder or his or her spouse, children or grandchildren, or (iv) to the beneficiaries of any trust to which the shareholder has transferred the Shares in compliance with subsection (i); provided that in each case the transferee agrees in writing to be subject to the terms of this Agreement to the same extent as if such transferee were a holder of the Shares hereunder.

Section 2.3 Legends. Each of Aston and Engelbrecht acknowledges and agrees that certificates evidencing the Shares prior to the expiration of the Lock-up Period may contain an appropriate restricted legend setting forth these restrictions, including the following legend:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered, sold, pledged or otherwise transferred except (a)(1) in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act, (2) if they have been registered under the Securities Act or (3) if the Corporation has been furnished with an opinion of legal counsel, reasonably satisfactory to the Corporation, to the effect that such sale or transfer is exempt from the registration requirements of the

Securities Act, and (b) in each case in accordance with all applicable securities laws of the United States.

The shares evidenced by this Certificate are subject to, and may only be sold, assigned, pledged, hypothecated or otherwise transferred in accordance with, the terms of that certain Note Conversion and Lock-up Agreement, by and among the issuer and the record holder hereof (or its successors or permitted assigns). A copy of such agreement may be obtained by any registered holder hereof upon written request to the principal offices of the issuer.

Each of Aston and Engelbrecht shall be entitled to have such restrictive legend removed from any certificates evidencing the Shares upon expiration of the Lock-up Period.

Section 2.4 No Registration of Transfers. Satellite shall not register the transfer of any Shares, or any contracts therefor, on its stock record books, records or ledgers, at any time prior to the expiration of the Lock-up Period. Satellite may, in it sole discretion, issue stop-transfer instructions to each transfer agent for the Satellite Common Stock, instructing each such transfer agent not to register any transfer of any such shares prior to the expiration of the Lock-up Period, except in strict compliance with the transfer restrictions hereof.

ARTICLE III

Miscellaneous

Section 3.1 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated by this Agreement.

Section 3.2 Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 3.3 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, or any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance. No waiver by any party of any default, misrepresentation or breach hereunder, whether intentional or not, shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced, and no such waiver shall be deemed to extend to any prior or subsequent default, misrepresentation or breach hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

Section 3.4 Third-Party Beneficiaries. This Agreement is made solely for the benefit of the parties to this Agreement and no other person shall have or acquire any right or remedy by virtue hereof except as otherwise expressly provided herein.

Section 3.5 Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without reference to conflict of laws provisions. Any dispute arising out of this Agreement shall be brought before a court of competent jurisdiction located in San Diego County, State of California, and by signing this Agreement the parties expressly consent to and agree to submit themselves to the jurisdiction of such courts.

Section 3.6 Attorney’s Fees and Costs. Each party with bear the own respective costs and expenses in connection with the preparation and negotiation of this Agreement. In the event of any legal proceeding arising out of this Agreement, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs.

Section 3.7 Termination. This Agreement shall terminate upon the expiration of the Lock-up Period as provided herein.

Section 3.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute a single instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Note Conversion and Lock-Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SATELLITE SECURITY CORPORATION		ASTON ORGANIZATION, LTD

By:	/s/ John L. Phillips	By:
John L. Phillips
	Chief Executive Officer		President

IN WITNESS WHEREOF, the parties hereto have caused this Note Conversion and Lock-Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SATELLITE SECURITY CORPORATION		ASTON ORGANIZATION, LTD

By:	/s/ John L. Phillips	By:	/s/ Steven Hallock
	John L. Phillips		Steven Hallock
	Chief Executive Officer		President

ZIRK ENGELBRECHT